Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-259361, on Form S-8 of TDCX Inc. of our report dated April 9, 2021 (September 7, 2021 as to the convenience translation described in Note 3 and share split in Note 34) relating to the financial statements of TDCX Inc., appearing in the Registration Statement No. 333-259361 on Form F-1 of TDCX Inc..

/s/ Deloitte & Touche LLP

Singapore

October 28, 2021